Exhibit 99.2
MARK VADON PROMOTES DIANE IRVINE TO CHIEF EXECUTIVE OFFICER OF BLUE NILE; VADON ASSUMES NEW ROLE AS EXECUTIVE CHAIRMAN
SEATTLE, FEBRUARY 12, 2008 - Blue Nile, Inc. (NASDAQ: NILE), the leading online retailer of diamonds and fine jewelry, today announced that Mark Vadon has assumed the new role of Executive Chairman, and that Diane Irvine has been named the new Chief Executive Officer, effective February 7, 2008.
“I am honored to announce that Diane Irvine, my long-term partner in building Blue Nile, will become Blue Nile’s new Chief Executive Officer,” said Vadon. “Diane joined me during Blue Nile’s first year in business to pursue the dream of building an iconic consumer brand that would transform the fine jewelry market for consumers. We are well on our way to making that dream a reality,” said Vadon. “I feel fortunate to have somebody with incredible integrity and vision step into the CEO role. I look forward to working with Diane for years to come.”
During Irvine’s eight years at Blue Nile, the Company has grown from $14 million in sales to $319 million in sales. Irvine, who began her tenure at Blue Nile as Chief Financial Officer and was then promoted to President, has worked closely with Vadon to build Blue Nile into one of the world’s largest internet retailers, as well as one of the most successful brands in the jewelry industry.
Vadon’s commitment to creating a great brand is as strong as ever. Recognized as an e-commerce pioneer and as a transformative force in the diamond and fine jewelry industry, Vadon will continue in his new role to provide strategic direction and apply his entrepreneurial expertise to extending Blue Nile’s leadership as the Company embarks on its next phase of domestic and international growth. Vadon will continue as Chairman of the Board at Blue Nile.
“We are extremely proud of our successes to date and are in a fantastic position to continue transforming the fine jewelry market,” said Vadon. “My vision for Blue Nile from day one has been to offer consumers more information and greater transparency, and I am confident in our ability to continue building a trusted, global brand.”
Irvine joined Blue Nile in 1999 as Chief Financial Officer and was appointed President in February 2007. She will continue to serve as President and as a member of the Board of Directors. Prior to Blue Nile, she was Vice President and Chief Financial Officer of Plum Creek Timber Company, Inc., a timberland management and wood products Company. Irvine serves on the Board of Directors of Davidson Companies, an investment banking and asset management company. She holds a B.S. in Accounting from Illinois State University and holds an M.S. in Taxation from Golden Gate University.
“I feel very privileged to be a part of Blue Nile’s management team and honored to carry on the legacy of the Company’s founder,” said Irvine. “I welcome this opportunity to lead Blue Nile through its next phase of growth and am extremely optimistic about the opportunities that lie ahead of us.”
About Blue Nile, Inc.
Blue Nile, Inc. is the leading online retailer of diamonds and fine jewelry. The Company delivers the ultimate customer experience, providing consumers with a superior way to buy engagement rings, wedding rings and fine jewelry. Blue Nile offers in-depth educational materials and unique online tools that place consumers in control of the jewelry shopping process. The Company has some of the highest quality standards in the industry and offers thousands of independently certified diamonds and fine jewelry at prices significantly below traditional retail. Blue Nile can be found online at www.bluenile.com, www.bluenile.ca and www.bluenile.co.uk. Blue Nile’s shares are traded on the Nasdaq Stock Market LLC under the symbol NILE.

Forward-Looking Statements
This release includes forward-looking statements about recent trends in the company’s business and the company’s future business plans, initiatives and objectives. These forward-looking statements are based on currently available operating, financial and competitive information and are subject to various risks and uncertainties. Actual future results and trends may differ materially depending on a variety of factors including, but not limited to, risks related to demand for our products, fluctuations in U.S. and international economies, our ability to attract customers in a cost effective manner, costs related to expansion, the strength of our brand, successful execution of internal performance and expansion plans, competition, and other risks detailed in our filings with the Securities and Exchange Commission, including our quarterly reports on Form 10-Q for the quarters ended April 1, 2007, July 1, 2007, and September 30, 2007 and our Annual Report on Form 10-K for the year ended December 31, 2006. Additional information will also be set forth in our Annual Report on Form 10-K for the year ended December 30, 2007, which we expect to file with the Securities and Exchange Commission on or before February 28, 2008. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement, and Blue Nile undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date hereof.
Contact:
Blue Nile, Inc.
Liz Powell, (Media) 206.336.6755
lizpo@bluenile.com
or
Eileen Askew, (Investors) 206.336.6745
eileena@bluenile.com